EXHIBIT 99.1

D&T "Fast 50" CEO to Advise Zanett
Jay Jesse of Intelligent Software Solutions Joins Enduring Value Advisory
Council

New York, New York-- (BUSINESS WIRE) - November 21, 2005- Zanett Inc. ("Zanett") (NASDAQ: ZANE) today announced the addition of Jay Jesse, Chief Executive Officer of Colorado Springs based Intelligent Software Solutions, Inc. (ISS) to its Enduring Value Advisory Council. The Council was created to provide strategic vision and industry wisdom to the Company's Defense and Intelligence Segment. The composition of the Council is currently: Lt. General Jay W. Kelley (USAF, Ret.), R. Evans Hineman (former CIA Deputy Director for Science & Technology, and former President of TASC) along with recent addition, Paul Graziani, Chief Executive Officer of Analytical Graphics, Inc. (AGI). Jay Jesse becomes the fourth member.

Prior to Mr. Jesse's 8 years as CEO of ISS his career has included work as Program Manager on numerous software projects for Department of Defense (DoD) organizations, including the Air Force Research Laboratory (AFRL), Air Force Space Command, NORAD and US Southern Command. Upon founding ISS Jesse and three associates then invented WebTAS, a framework widely adopted throughout the DoD, DHS and Intelligence community for its data analysis, situation awareness and event prediction capabilities.

Jay Jesse stated, "I'm delighted to join this distinguished group of defense, intelligence and management professionals. We are brought together by a common purpose - to help our nation improve its homeland defense, security and intelligence capabilities. The constant accelerated need for information often seems on the verge of outpacing our technology and it's the small and mid tier organizations that have historically been on the leading edge of providing the most agile and innovative technology solutions."

"Jay's experience in developing software applications for the Department of Defense gives him a unique perspective on problem solving in mission critical environments. That expertise, coupled with his strong managerial leadership, will be particularly valuable as we piece together the Enduring Value companies, technologies and people, added Jack Rapport, CFO of Zanett, and Director of Project Enduring Value.

About Zanett (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions. Collectively, the Company and its solutions practices are referred to as The IT Commonwealth (TM).

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Company's Commercial Solutions segment provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions that include the provision of hardware, peripheral equipment and telecommunications lines for voice and data communications networks as well as related security and design services.

Zanett's overarching mission is to provide comprehensive solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the Nasdaq Capital Market under the symbol ZANE.

About Project Enduring Value

In the Government sector Zanett currently specializes in providing advanced, highly classified software and satellite engineering services with domain expertise in signals data exploitation and representation. It also provides IT infrastructure solutions for applications in Homeland Defense and Homeland Security. Its services are delivered either as a prime contractor or as a subcontractor to larger defense companies.

Zanett's growth strategy, referred to as "Project Enduring Value", consists of acquiring independent companies that deliver mission critical, proprietary solutions for the Department of Defense and Intelligence communities. Its "Task Force" organizational model preserves the unique characteristics of each acquired company while enhancing collaboration and achieving back office economies of scale. Zanett's goal is to become the premier, mid-tier solutions provider in the area of data exploitation, analysis, representation, command, control, communications and computing ("DExARC4"), with plans of growing large enough to handle the most demanding and complex problems posed by asymmetrical threats, while remaining small enough to be innovative, agile, and responsive to customer needs.

About Intelligent Software Solutions (ISS) and WebTAS (www.issinc.com)

ISS, one of the country's fastest growing software companies, has offices in Colorado Springs, CO, Washington DC and Hampton, VA. ISS provides data analysis solutions to the Department of Defense and National Intelligence Organizations and has specific strengths in providing solutions in Intelligence, Command & Control, Special Operations, Counter-drug, Counter-Terrorism and Homeland Security/Defense. ISS has a diverse set of customers which include: Air Force Research Labs, Air Force C2 Battlelab, Air Force ESC, Naval Surface Warfare Center, Army, JIATFS, NSA, NRO, CENTCOM, SOCOM, NORTHCOM, SOUTHCOM, US Coast Guard and many others.

ISS is the developer of TBONE (Theater Battle Operations Net-centric Environment) and the WebTAS (Web-enabled Temporal Analysis System) framework. WebTAS has been proven operationally successful in many Government organizations and is being used heavily in Operations Enduring Freedom and Iraqi Freedom. WebTAS provides an organization uniform access to disparate legacy data sources including databases, data streams and other structured information. Upon that foundation of disparate data, WebTAS provides advanced visualization, situation awareness, historical analysis, event detection and prediction and browser-enabled features. WebTAS was developed to current J2EE standards to allow easy integration with other systems and has been interfaced with many existing systems of record.

Certain statements in this news release regarding projected results of operations, including, but not limited to, projections of revenue, other future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 and September 30, 2005.